Exhibit 16.1

March 11, 2025

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

RE:	Altair International Corp.

We have read Item 4.01 of Altair International Corp.’s Form 8-K dated March 5, 2025, and we are in agreement with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained within the Form 8-K.

Yours truly,

Fruci & Associates II, PLLC